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                                                                     Exhibit 8.1

                      [O'Melveny & Myers LLP Letterhead]

                               January 21, 2000


Align-Rite International, Inc.
2428 Ontario Street
Burbank, California 91504
Attention:  Mr. James L. Mc Donald

     Re: Federal Income Tax Consequences of Proposed Merger of AL Acquisition Corp., a Wholly Owned Subsidiary of Photronics, Inc., with and into Align-Rite International, Inc

Ladies and Gentlemen:

     We have acted as counsel to Align-Rite International, Inc., a California corporation ("Align-Rite"), in connection with the merger (the "Merger") of AL Acquisition Corp., a California corporation ("Subsidiary") and a wholly owned subsidiary of Photronics, Inc., a Connecticut corporation ("Photronics"), with and into Align-Rite, pursuant to the Agreement and Plan of Merger dated as of September 15, 1999, as amended by Amendment No. 1 dated as of January 10, 2000 (the "Agreement") by and among Photronics, Subsidiary and Align-Rite. As requested by Align-Rite, we are hereby providing our opinion regarding certain of the federal income tax consequences of the Merger.

     We understand that our opinion will be filed as an exhibit to the Proxy Statement-Prospectus (the "Proxy Statement-Prospectus") that is part of the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission in connection with the Merger. We hereby consent to such use of our opinion. We also consent to the references to O'Melveny & Myers LLP under each of the headings "The Merger -- U.S. Federal Income Tax Consequences" and "Legal Opinions."

     Unless specified, capitalized terms used herein shall have the meanings assigned to them in the Proxy Statement-Prospectus. All references herein to the Code are to the United States Internal Revenue Code of 1986, as amended.

                             INFORMATION RELIED ON
                             ---------------------

     In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including the Agreement and the Proxy Statement-Prospectus. In our examination of documents, we have assumed, with your consent, that all documents submitted to us as photocopies or telecopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate. We also have assumed, with your consent, that the Merger will be consummated in compliance with the material terms of the
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Align-Rite International, Inc.
January 21, 2000
Page 2

Agreement. Finally, we have assumed that the Paul, Hastings, Janofsky & Walker LLP opinion rendered to Photronics pursuant to Section 6.2(f) of the Agreement has been delivered and has not been withdrawn.

     We also have obtained such additional information and representations as we have deemed relevant and necessary through consultation with various representatives of Photronics, Subsidiary and Align-Rite. We have received certificates from officers of Photronics, Subsidiary and Align-Rite (the "Certificates"), verifying certain relevant facts that have been represented to us or that we have assumed in rendering this opinion. We have assumed, with your consent, that the statements contained in the Certificates are true and correct on the date hereof and will be true as of the Effective Time, and that any representation made in any of the documents referred to herein "to the best of the knowledge and belief" (or with similar qualification) of any person is true and correct without such qualification. We have not attempted independently to verify such representations.

                                    OPINION
                                    -------

     Subject to the assumptions set forth above, the representations made to us by Align-Rite, Photronics and Subsidiary in their respective Certificates, and the assumptions and qualifications set forth herein and in the discussion in the Proxy Statement-Prospectus under the heading "The Merger -- Certain U.S. Federal Income Tax Consequences" (the "Discussion"), we hereby confirm the opinion of O'Melveny & Myers LLP as described in the Discussion.

     This opinion is limited to the tax matters specifically covered herein, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger. The opinion herein is based on current authorities and upon facts and assumptions as of the date of this opinion. This opinion is subject to change in the event of a change in the applicable law or change in the interpretation of such law by the courts, the Treasury Department or by the Internal Revenue Service, or a change in any of the facts and assumptions upon which it is based, which changes could be retroactive with respect to transactions prior to the date of such changes. Any such changes could significantly modify the statements and opinions expressed herein. This opinion represents counsel's best legal judgment, and has no binding effect or official status, so that no assurance can be given that the positions set forth above will be sustained by a court, if contested. In addition, if any of the facts or assumptions upon which this opinion is based were to change, this opinion would no longer have any force or effect.

     This opinion is furnished to you solely for use in connection with the Proxy Statement-Prospectus, and is intended solely for the benefit of Align-Rite and its shareholders. This opinion may not be made available to, or relied upon, by any other person or entity without our prior written consent.

                              Respectfully submitted,


                              /s/ O'MELVENY & MYERS LLP